FROST NEVADA INVESTMENTS TRUST
4400 Biscayne Blvd.
Miami, Florida 33137

August 16, 2011

Ladenburg Thalmann Financial Services Inc.
4400 Biscayne Boulevard, 12th Floor
Miami, Florida 33137
Attn: Richard J. Lampen, Chief Executive Officer

RE:        Loan Commitment

Gentlemen:

This letter agreement will confirm the understanding between Frost Nevada Investments Trust (“Lender”) and Ladenburg Thalmann Financial Services Inc. (“Company”) relating to a certain loan to be made by Lender or one of its affiliates to the Company in connection with that certain Stock Purchase Agreement of even date herewith (the “Stock Purchase Agreement”), pursuant to which the Company will purchase (the “Acquisition”) the outstanding capital stock of Securities America Financial Corporation (capitalized terms used but not defined herein shall have the meanings ascribed to them in the Stock Purchase Agreement).

1.           Lender hereby agrees that subject to the satisfaction in full or waiver by the Company of the conditions set forth in the Stock Purchase Agreement, it will lend, or cause to be loaned, to the Company the aggregate sum of $170,000,000 (the “Loan”); provided, however, that the Company may determine that a lesser amount is necessary from Lender as a result of other third parties lending the Company funds, in which case, Lender shall only be required to lend the Company such lesser amount. Proceeds from the Loan shall be used to fund the Closing Date Purchase Price under the Stock Purchase Agreement plus the Company’s cash portion of the transition plan (as referenced in Section 4.09 thereof) on the terms and subject to the conditions of the Stock Purchase Agreement.  The Loan shall be governed by a Loan Agreement substantially in the form attached hereto as Exhibit A and be evidenced by a promissory note in substantially the form attached hereto as Exhibit B (the “Promissory Note”).

2.           The Loan shall be made to the Company immediately prior to, and in connection with, the closing (“Closing”) of the Acquisition.  The Company agrees to notify Lender of the exact amount of the Loan to be made by Lender at least five (5) business days prior to the anticipated Closing and will notify him again on the date prior to the date that the Closing will take place.

3.           In consideration of Lender making the commitment under this letter agreement,, the Company will pay to Lender a commitment fee of $250,000 and reimburse Lender, promptly upon demand, for all reasonable out-of-pocket costs and expenses incurred by it in connection with the transactions contemplated hereby and thereby, whether incurred prior or subsequent to the date hereof, including, without limitation, any reasonable professional fees incurred by Lender in connection with tax analysis and structuring of the Loan.

4.           Lender’s obligation hereunder to fund the Loan will terminate automatically and immediately upon the earliest to occur of (a) the termination of the Stock Purchase Agreement, (b) the execution of the Loan Agreement which shall supercede this letter agreement and (c) any person, other than the Company, seeking to enforce, or to cause the Company to enforce, the Loan commitment hereunder.

5.           Lender represents and warrants that sufficient net liquid assets will be available to make the Loan on the Closing Date.

This letter agreement shall be binding on Lender solely to the benefit of the Company, and nothing set forth in this letter agreement shall be construed to confer upon or give to any person other than the Company any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Company to enforce, the Loan commitment or any other provisions of this letter agreement.  The Company’s creditors shall have no right to enforce this letter agreement or to cause the Company to enforce this letter agreement.

This letter agreement may be executed in counterparts.  This letter agreement shall be governed by the internal laws of the State of Florida.

Please indicate your acceptance by signing this letter in the space provided below.

FROST NEVADA INVESTMENTS TRUST

/s/ Phillip Frost, M.D.
By:	Phillip Frost, M.D.
Trustee

ACCEPTED AND AGREED TO:

LADENBURG THALMANN FINANCIAL SERVICES INC.

By:	/s/ Richard J. Lampen
Name: Richard J. Lampen
Title: President & Chief Executive Officer